Exhibit 99.1

Active Power Announces First Quarter 2008 Results

AUSTIN, Texas (April 25, 2008) – Active Power, Inc. (NASDAQ: ACPW) today announced results for its first quarter ended March 31, 2008. Revenue for the first quarter was $7.5 million, a 26 percent increase from the same period last year and a decrease of 26 percent from the previous quarter. Net loss for the quarter was $4.5 million, or 7 cents per share, compared to a net loss of $6.4 million, or 13 cents per share, for the same period last year. For the previous quarter, net loss was $5.9 million, or 10 cents per share.

For the quarter, Active Power reported a gross profit margin of 10 percent compared to 6 percent in the same period last year and negative 2 percent in the previous quarter. The change in cash and investments during the quarter was $5.1 million compared to a change in cash and investments of $3.7 million in the same period last year and a change of $0.3 million in the previous quarter. Cash and investments on March 31, 2008, were $17.4 million.

“We continue to achieve increasing revenues and shrinking losses on a year-over-year basis,” said Jim Clishem, president and CEO of Active Power. “The quarter came in slightly below our expectations; however, we are confident in the long term prospects for the business. Our funnel is consistently growing and we have seen increased interest in large systems and containerized solutions. These project based opportunities have longer sales cycles, which impacted sales in Africa and Southern Europe in particular this quarter. Many of our expenses are planned in anticipation of revenue. As a result, our use of cash and investments for the quarter were higher than previously guided.”

Recent Business Highlights

•	Signed a new multi-year OEM distribution agreement with Caterpillar

•	Direct sales accounted for 56 percent of total first quarter sales while indirect channels contributed 44 percent.

•	Americas sales revenue for the first quarter in 2008 increased by 31 percent compared to the same period in 2007.

•	Sold Megawatt Class product to a Netherlands based regional healthcare facility and a U.S. based electrical component manufacturer.

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Service revenues for first quarter 2008 were 84 percent higher compared to 2007 levels, reflecting benefits of establishing a direct sales model and selling full solutions. Higher direct sales afford Active Power the ability to provide pre- and post-sales support to end users while building brand equity.

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Recognized as a finalist in the inaugural European Green IT Awards for containerized UPS solution and the inaugural Austin Business Journal “Going Green” Awards program for energy efficient, green technology.

•	Shipped equipment to seven countries outside the U.S. in first quarter, which represented 31 percent of revenue.

•	Appointed James E. deVenny III, a seasoned industry veteran in data center design and development, to Active Power’s board of directors.

Outlook

Active Power expects second quarter 2008 revenues to be between $6 and $9 million and anticipates new sales orders to be much higher than this range. Second quarter earnings per share are expected to be a loss of approximately 5 to 7 cents. Active Power expects its cash and investments balance to decrease in the second quarter by between $3 and $4 million.

Conference Call Details

Active Power will host a conference call today, Friday, April 25, 2008, at 11:00 a.m. (ET), to further review first quarter 2008 results. Interested parties can listen via Web cast at http://www.videonewswire.com/event.asp?id=47738. A replay of the Web cast will be available until May 9, 2008. Investors may access the live broadcast and replay via Active Power’s Web site at www.activepower.com.

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About Active Power

Active Power (NASDAQ: ACPW) provides efficient, reliable and green critical power solutions and uninterruptible power supply (UPS) systems to enable business continuity in the event of power disturbances. Founded in 1992, Active Power’s flywheel-based UPS systems protect critical operations in data centers, healthcare facilities, manufacturing plants, broadcast stations and governmental agencies in more than 40 countries. Active Power also offers CoolAir, the only solution that provides both backup power and backup cooling. With expert power system engineers and worldwide services and support, Active Power ensures organizations have the power to perform. For more information, please visit www.activepower.com.

Cautionary Note Regarding Forward-Looking Statements

This release may contain forward-looking statements that involve risks and uncertainties. Any forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Specific risks include delays in new product development, product performance and quality issues and the acceptance of our current and new products by the power quality market. Please refer to Active Power filings with the Securities and Exchange Commission for more information on the risk factors that could cause actual results to differ.

Active Power, CleanSource and CoolAir are registered trademarks of Active Power, Inc. The Active Power logo, PowerHouse and PowerCentre are trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Active Power Investor Contact:	Active Power Media Contact:
John Penver	Lee Higgins
Chief Financial Officer	Public Relations Manager
512-744-9234	512-744-9488
jpenver@activepower.com	lhiggins@activepower.com

ACTIVE POWER, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2008	2007
Product revenue	$6,248	$5,271
Service and spares revenue	1,290	702

Total revenue	7,538	5,973

Cost of product revenue	5,658	4,911
Cost of service and spares revenue	1,097	725

Total cost of revenue	6,755	5,636

Gross profit	783	337

Operating expenses:
Research and development	1,402	1,584
Selling and marketing	2,950	2,625
General & administrative	1,182	2,751

Total operating expenses	5,534	6,960

Operating loss	(4,751)	(6,623)

Interest income	163	201
Other income (expense)	119	(2)

Net loss	$(4,469)	$(6,424)

Net loss per share, basic & diluted	$(0.07)	$(0.13)
Shares used in computing net loss per share, basic & diluted	60,124	50,088

Comprehensive loss:
Net loss	$(4,469)	$(6,424)
Translation gain (loss) on subsidiaries in foreign currencies	170	(144)
Change in unrealized gain (loss) on investments in marketable securities	3	12

Comprehensive loss	$(4,296)	$(6,556)

ACTIVE POWER, INC.

CONDENSED BALANCE SHEETS

(In thousands)

	March 31, 2008	December 31, 2007
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$13,182	$15,504
Short-term investments in marketable securities	2,947	6,581
Accounts receivable, net	5,069	5,177
Inventories	8,670	9,198
Prepaid expenses and other	467	540

Total current assets	30,335	37,000
Property and equipment, net	5,331	5,530
Long-term investments	1,288	407
Deposits and other	464	389

Total assets	$37,418	$43,326

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$2,327	$2,342
Accrued expenses	4,785	5,793
Deferred revenue	1,017	1,918

Total current liabilities	8,129	10,053

Long-term liabilities	25	25
Stockholders’ equity:
Common stock	60	60
Treasury stock	(59)	(5)
Additional paid-in capital	258,996	258,630
Accumulated deficit	(229,870)	(225,401)
Other accumulated comprehensive income (loss)	137	(36)

Total stockholders’ equity	29,264	33,248

Total liabilities and stockholders’ equity	$37,418	$43,326